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                                                               EXHIBIT 99(a)(2)
                                             AETNA REAL ESTATE ASSOCIATES, L.P.


                              OAK INVESTORS, LLC

AUGUST 11, 1998


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                               OFFER TO PURCHASE
                    AETNA REAL ESTATE ASSOCIATES, L.P. UNITS
                                     FOR
                            $12.50 CASH PER UNIT
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       OAK IS NOT AN AFFILIATE OF THE GENERAL PARTNER OR OF THE PARTNERSHIP


Oak Investors, LLC ("Oak") does hereby offer to Purchase your Units in Aetna Real Estate Associates, L.P. (the "Partnership") subject to the terms and conditions in both (i) the Offer to Purchase and (ii) the Agreement of Sale (which together constitute the "Offer") which are enclosed with this letter.

SPECIAL FACTORS
     BEFORE SELLING YOUR UNITS TO OAK, HOLDERS OF UNITS ("RECOGNIZED OWNERS") SHOULD CARERULLY REVIEW THE SPECIAL FACTORS SET FORTH IN THE "INTRODUCTION" ON PAGE 1 OF THE OFFER TO PURCHASE.

RECENT PRICES FOR PARTNERSHIP UNITS (BEFORE PAYMENT OF SALES COMMISSION)
     As disclosed in THE PARTNERSHIP SPECTRUM, a national reporting service covering public limited partnerships, the weighted average trading price for the Partnership's Units on the informal market between April 1, 1997 and March 31, 1998 was $12.05 PER UNIT before payment of sales commission.

NO SALES COMMISSION
     If you sell to Oak, you will not pay any commission on the sale of your Units.

NO NEAR-TERM LIQUIDATION OF THE PARTNERSHIP
     The General Partners have given no indication as to when the Partnership will be liquidated.

GENERAL PARTNERS' STRONG MOTIVATION NOT TO LIQUIDATE PARTNERSHIP
     The General Partners have no motivation to liquidate the Partnership because the General Partners receive a very large annual management fee.
     In 1997, the General Partners received $4,703,195 in fees. This $4,703,195 fee reduced the cash flow from the properties that would have been available for cash distributions to the Recognized Owners from $13,865,195 ($1.09 PER UNIT) TO $9,162,000 ($.72 PER UNIT).

CASH PAYMENT OF THE PURCHASE PRICE
     Following the Expiration Date, cash payment for your Units will be made to you within 5 business days of written confirmation from the Partnership that Oak has become a Recognized Owner of Record on the books and records of the Partnership with respect to the Units being sold.
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1650 HOTEL CIRCLE NORTH, SUITE 200   SAN DIEGO, CA 92108   (800) 891-4105
FACSIMILE (619) 686-2056

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                                             AETNA REAL ESTATE ASSOCIATES, L.P.


THE OFFER IS FOR 2,500,000 UNITS, REPRESENTING APPROXIMATELY 19.6 PERCENT OF THE UNITS OUTSTANDING AS OF THE DATE OF THE OFFER. THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF UNITS. IF MORE THAN 2,500,000 UNITS ARE VALIDLY TENDERED TO OAK, WE WILL ACCEPT UP TO 2,500,000 UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS IN THE OFFER. YOU MAY TENDER ANY OR ALL UNITS WHICH YOU OWN.

  AN AGREEMENT OF SALE IS ENCLOSED WHICH YOU MUST PROPERLY COMPLETE AND DULY
         EXECUTE IN ACCORDANCE WITH THE INSTRUCTIONS AND RETURN TO OAK.

If you wish to sell some or all of your Units, all you need to do is complete the Agreement of Sale and return it to Oak in the pre-addressed return envelope.

This Offer will expire at 12:00 midnight, Pacific Time, on SEPTEMBER 18, 1998 unless extended.

If you have any questions, please call us at (800) 891-4105. Thank you for your consideration of our Offer.


                                                           OAK INVESTORS, LLC